Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-173037

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 11, 2011)

MCJUNKIN RED MAN CORPORATION

$1,050,000,000

9.50% Senior Secured Notes due December 15, 2016

Attached hereto and incorporated by reference herein is our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 13, 2012. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated July 11, 2011, with respect to the 9.50% Senior Secured Notes due December 15, 2016, including any amendments or supplements thereto.

INVESTING IN THE NOTES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 11 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE NOTES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus has been prepared for and will be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions. These transactions may occur in the open market or may be privately negotiated at prices related to prevailing market prices at the time of sales or at negotiated prices. Goldman, Sachs & Co. may act as principal or agent in these transactions. We will not receive any proceeds of such sales.

GOLDMAN, SACHS & CO.

February 23, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2012

MRC GLOBAL INC.

(Exact name of registrant as specified in its charter)

Delaware	333-153091	20-5956993
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2 Houston Center, 909 Fannin, Suite 3100,

Houston, TX 77010

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (877) 294-7574

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 23, 2012, MRC Global Inc. announced that it will release its fourth quarter and year end 2011 financial results on March 1, 2012. The Company will conduct an investor conference call at 10:00 a.m. ET (9:00 a.m. CT) on Friday, March 2, 2012, to discuss the results for the quarter and year ended December 31, 2011. Instructions on how to participate in the conference call are contained in the announcement, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1	Announcement dated February 23, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2012

MRC GLOBAL INC.

By:	/s/ Andrew R. Lane
Andrew R. Lane
Chairman, President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Announcement dated February 23, 2012

Exhibit 99.1

Media Contact: Will James Vice President – Corporate Development & Investor Relations will.james@mrcpvf.com P: 832-308-2847

Press Release

FOR IMMEDIATE RELEASE

FEBRUARY 23, 2012

MRC GLOBAL INC. ANNOUNCES CONFERENCE CALL TO REVIEW 2011 ANNUAL AND FOURTH QUARTER RESULTS

Houston, TX – February 23, 2012 – MRC Global Inc. (“MRC”), formerly McJunkin Red Man Holding Corporation, today announced it will release its 2011 annual and fourth quarter financial results on March 1, 2012. MRC will conduct an investor conference call to review this information on Friday, March 2 at 10:00 a.m. ET (9:00 a.m. CT).

This call will be webcast and can be accessed through the Investor Relations link on MRC’s website at www.mrcpvf.com. A replay of the webcast will be available on the MRC website through March 31, 2012.

Participants may join the conference call by dialing the following numbers:

Domestic: 1-800-894-5910

International: 1-785-424-1052

Conference ID: MRC

A replay of the conference call will be available through March 31, 2012 and may be accessed by dialing the following numbers:

Domestic: 1-877-870-5176

International: 1-858-384-5517

PIN 11826.

About MRC

MRC Global Inc. – Global Supplier of Choice®

Headquartered in Houston, Texas, MRC is the largest global distributor of pipe, valve, and fittings (PVF) and related products and services to the energy industry, based on sales, and supplies these products and services across each of the upstream, midstream and downstream sectors. More information about MRC can be found on our website at www.mrcpvf.com.

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